FORM OF SUBADVISORY AGREEMENT
BETWEEN
LIBERTY STREET ADVISORS, INC.
AND CENTER COAST CAPITAL ADVISORS, LP

AGREEMENT made as of December ____, 2010 by and among Liberty Street Advisors, Inc., a New York corporation with its principal office and place of business at 125 Maiden Lane, Floor 6,  New York, NY 10038 (the "Adviser"), Center Coast Capital Advisors, LP, a Delaware limited partnership with its principal office and place of business at 1100 Louisiana Street, Suite 4550, Houston, TX  77002 (the "Subadviser"), and, with respect to Sections 8 and Section 12 only, Investment Managers Series Trust, a Delaware statutory trust with its principal office and place of business at 803 W. Michigan Street, Milwaukee, WI 53233 (the "Trust"), on behalf of its series Center Coast MLP Focus Fund (the "Fund").

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December ___, 2010 ("Advisory Agreement") with the Trust with respect to the Fund;

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the "Board"), the Adviser acts as investment adviser for the Fund;

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision of the Board, to delegate certain of its duties under the Advisory Agreement to other registered investment advisers subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services for the Fund and the Subadviser is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Adviser and the Subadviser hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)           The Adviser hereby appoints and employs Subadviser, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets in the Fund and, without limiting the generality of the foregoing, to provide other services as specified herein.

The Subadviser accepts this employment and agrees to render its services for the compensation set forth herein.

(b)           In connection therewith, the Adviser has delivered to the Subadviser copies of (i) the Trust's Agreement and Declaration of Trust and Bylaws (collectively, as amended from time to time, "Charter Documents"), (ii) the Trust's current Prospectuses and Statements of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the "Registration Statement") filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act, (iii) each plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust for the Fund ("Service Plan"); and (iv) all policies and procedures adopted by the Trust with respect to the Fund, and shall promptly furnish the Subadviser with all amendments of or supplements to the foregoing.  The Adviser shall deliver to the Subadviser: (x) a certified copy of the resolution of the Board appointing the Subadviser and authorizing the execution and delivery of this Agreement; (y) a copy of all proxy statements and related materials relating to the Fund; and (z) any other documents, materials or information that the Subadviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)           The Subadviser has delivered to the Adviser and the Trust (i) a copy of its Form ADV as most recently filed with the SEC; (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the "Code"); (iii) a copy of its compliance manual pursuant to applicable regulations, and (iv) its proxy voting policies and procedures, which will be included in the Trust's registration statement.  The Subadviser shall promptly furnish the Adviser and Trust with all amendments of or supplements to the foregoing at least annually.

SECTION 2.  DUTIES OF THE ADVISER

In order for the Subadviser to perform the services required by this Agreement, the Adviser (i) shall cause all service providers to the Trust to furnish information to the Subadviser and assist the Subadviser as may be required and (ii) shall ensure that the Subadviser has reasonable access to all records and documents maintained by the Trust, the Adviser or any service provider to the Trust and (iii) shall deliver to the Subadviser all material it provides to the Board in accordance with the Advisory Agreement.

SECTION 3.  DUTIES OF THE SUBADVISER

(a)           The Subadviser will make decisions with respect to all purchases and sales of securities and other investment assets in the Fund to the extent such authority is delegated by the Adviser.  To carry out such decisions, the Subadviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Fund.  In all purchases, sales and other transactions in securities and other investments for the Fund, the Subadviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

The Adviser shall arrange for the Fund's custodian to forward to Subadviser or Subadviser's designated proxy agent on a timely basis copies of all proxies and shareholder communications relating to securities owned by the Fund. The Sub-Adviser will vote all such proxies delivered to Subadviser or Subadviser's designated proxy agent consistent with the Sub-Adviser's proxy voting guidelines, as in effect from time to time and approved by the Board. The Sub-Adviser will maintain appropriate records detailing its voting of proxies on behalf of the Fund and upon reasonable request at least annually will provide a report setting forth the proposals voted on and how the Fund's shares were voted.

Consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended, the Subadviser may allocate brokerage on behalf of the Fund to broker-dealers who provide brokerage or research services.  It is understood that the Subadviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a broker-dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another broker-dealer would have charged if the Subadviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such broker-dealer, viewed in terms of that particular transaction or the Subadviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. In addition, if in the judgment of the Subadviser, the Fund would be benefited by supplemental services, the Subadviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions that another broker or dealer may charge for the same transaction, provided that the Subadviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided.

The Subadviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Subadviser or its affiliates.  Whenever the Subadviser simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Subadviser, the Subadviser will allocate the order as to price and amount among all such accounts in a manner believed by the Subadviser to be equitable over time to each account.

(b)           The Subadviser will report to the Board at each meeting thereof as requested by the Adviser or the Board all material changes in the Fund's investment portfolio since the prior report, and will also keep the Board and the Adviser informed of important developments affecting the Fund and the Subadviser as the Adviser or the Board reasonably may request, including by furnishing the Board from time to time with such information as the Subadviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Fund's holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Fund maintains investments, or otherwise.  The Subadviser will also furnish the Board and the Adviser with such statistical and analytical information with respect to investments of the Fund as the Board or the Adviser reasonably may request.  In making purchases and sales of securities and other investment assets for the Fund, the Subadviser will bear in mind the policies and procedures set from time to time by the Board and communicated to the Subadviser as well as the limitations imposed by the Charter Documents and Registration Statement, the 1940 Act and the investment objectives, policies and restrictions of the Fund.

(c)           The Subadviser may from time to time employ or associate with such persons as the Subadviser believes to be fitted to assist in the execution of the Subadviser's duties hereunder, the cost of performance of such duties to be borne and paid by the Subadviser.  No obligation may be incurred on the Trust's or Adviser's behalf in any such respect.

(d)           The Subadviser will report to the Board and the Adviser all material matters related to the Subadviser.  On an annual basis, the Subadviser shall report to the Board and the Adviser on its compliance with its Code and its compliance policies and procedures and, upon the written request of the Adviser or the Trust, the Subadviser shall permit the Adviser and the Trust, or their respective representatives to examine the reports required to be made to the Subadviser under the Code and its compliance policies and procedures.  The Subadviser will notify the Adviser and the Trust in writing of any change of control of the Subadviser at least 60 days prior to such change.  The Subadviser will notify the Adviser and the Trust in writing of and any changes in key personnel who are either the portfolio manager(s) of the Fund or senior management of the Subadviser, as early as practicable and no later than promptly after such change.

(e)           The Subadviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act.  The Subadviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Subadviser pursuant to this Agreement required to be prepared and maintained by the Subadviser or the Trust pursuant to applicable law.  To the extent required by law, the books and records of the Trust, which are in possession of the Subadviser, shall be the property of the Trust.  The Adviser and the Trust, or their respective representatives, shall have access to the books and records of the Trust at all times during the Subadviser's normal business hours.  Upon the reasonable request of the Adviser or the Trust, copies of the books and records of the Trust, which are in possession of the Subadviser, shall be provided promptly by the Subadviser to the Adviser or the Trust, or their respective representatives.

(f)           The Subadviser will cooperate with the Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

(g)           The Subadviser will provide the Fund's custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund's assets under the Subadviser's control as the custodian and fund accountant may reasonably require.  In accordance with procedures adopted by the Board, the Subadviser will assist in the fair valuation of all Fund assets and, at the request of the Trust, will use its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Subadviser for each asset for which the Fund's fund accountant does not obtain prices in the ordinary course of business.

(h)           The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected.

(i)            The Subadviser shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Adviser and of the Board.

(j)            The Subadviser shall not consult with any other sub-adviser of any other series of the Trust concerning transactions of the Fund or any other series of the Trust in which (a) the Subadviser of any of its affiliated persons serves as principal underwriter, or (b) such other sub-adviser or any of its affiliated persons serves as principal underwriter.

SECTION 4.  COMPENSATION; EXPENSES

(a)           In consideration of the foregoing, the Adviser shall pay the Subadviser, with respect to the Fund, a fee as specified in Appendix A hereto.  Such fees shall be accrued by the Adviser daily and shall be payable quarterly  in arrears on or before the fifteenth day of  the month following each calendar quarter  for services performed hereunder during the prior calendar quarter.  If fees begin to accrue in the middle of a quarter or if this Agreement terminates before the end of any quarter, all fees for the period from that date to the end of that quarter or from the beginning of that quarter to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full quarter in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to the Fund, the Adviser shall pay to the Subadviser such compensation as shall be payable prior to the effective date of termination.

(b)          During the term of this Agreement, the Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for a Fund.    Except as set forth in Appendix A, the Subadviser shall not be responsible for the Trust's or the Fund's expenses, including any extraordinary and non-recurring expenses.

(c)           No fee shall be payable hereunder with respect to the Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end, management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Adviser and of the Trust's Board of Trustees.

SECTION 5.  STANDARD OF CARE

(a)           The Adviser shall expect of the Subadviser, and the Subadviser will give the Adviser and the Fund the benefit of, the Subadviser's best judgment and commercially reasonable efforts in rendering its services hereunder.  The Subadviser shall not be liable to the Adviser, the Trust or the Fund hereunder for any mistake of judgment or mistake of law or for any loss suffered by the Adviser, the Trust or the Fund whatsoever (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of the Sub-Adviser's duties under this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of the Subadviser's duties hereunder, or by reason of the Subadviser's reckless disregard of its obligations and duties hereunder.

(b)           The Subadviser shall not be liable to the Adviser, the Trust or the Fund for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Subadviser by a duly authorized officer or agent of the Adviser, the Trust or the Fund; (ii) the advice of counsel to the Trust; and  (iii) any written instruction or resolution of the Board.

(c)           The Subadviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Subadviser's employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)           This Agreement shall become effective with respect to the Fund immediately upon the later of approval by a majority of the Trust's Trustees, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), and, if required by applicable law, by a vote of a majority of the outstanding voting securities of the Fund.

(b)           This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust); provided further, however, that if the continuation of this Agreement is not approved as to the Fund, the Subadviser may continue to render to that Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c)           This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Board, or (ii) by a vote of a majority of the outstanding voting securities of the Fund, in each case on 60 days' written notice to the Subadviser. This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

(d)           This Agreement may be terminated, without the payment of any penalty, by the Adviser or the Subadviser upon 60 days' written notice to the Fund and the Adviser or Subadviser, as applicable, upon the occurrence of any of the following events:

(i)	the Adviser or Subadviser shall go into liquidation or if a receiver of any of its assets is appointed;

(ii)	the Adviser, the Subadviser or the Fund shall commit any material breach of the terms or conditions of this Agreement, which is not cured within 10 days of written notice of the nature of the breach;

(iii)	material damage is occurring to the reputation or goodwill of the Subadviser by reason of its continued performance hereunder;

(iv)
the Adviser, the Subadviser or the Trust is subject to an action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign which would, in the reasonable belief of the Adviser or the Subadviser, materially impair the ability of the Adviser or the Subadviser to act as investment adviser or investment subadviser to the Fund or the ability of the Adviser or the Subadviser to perform under this Agreement;

(v)	the occurrence of any event that would disqualify the Adviser or the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; or

(v)
the Adviser or the Subadviser is unable to perform under this Agreement in accordance with its fiduciary duties under the 1940 Act and/or the Investment Advisers Act of 1940, as amended (the "Advisers Act").

SECTION 7.  ACTIVITIES OF THE SUBADVISER

(a)           For so long as all of the criteria set forth in Section 7(b) below (collectively the "B/D Benchmarks") and in Section 7(c) below (collectively the "Asset Raising Benchmarks," and together with the B/D Benchmarks, the "Approval Benchmarks") are met, the Subadviser agrees to continue to sub-advise the Fund until the termination or expiration of this Agreement pursuant to Section 6(c) or 6(d) of this Agreement (the "Termination Rights").

At any time that either or both of the Approval Benchmarks is not met, the Subadviser agrees to continue to serve as investment subadviser to the Fund subject to the Termination Rights unless: (i) for a consecutive period of 30 days the Fund's total assets fall below $50 million; or (ii) the Subadviser accepts an offer to act as exclusive subadviser to an other publicly offered open-end management investment company registered under the 1940 Act with a strategy substantially similar to that of the Fund advised by an investment adviser unaffiliated with the Subadviser; provided, however, that in either case the Subadviser may resign as investment subadviser to the Fund upon written notice to the Adviser and the Trust, but agrees to continue to subadvise the Fund until the earlier of the termination of this Agreement by the Trust or the Adviser or a suitable replacement subadviser is hired and commences management of the Fund.

(b)           The Fund shall be deemed to have met its B/D Benchmarks if for the then current Time Period specified the Fund has achieved the Benchmark Status applicable to such Time Period, as follows:

Time Period	Benchmark Status to be Achieved

By the end of the first 120 days after the Fund commences operations	The Fund has been approved to be included on at least one Major Broker Dealer Platform (as defined below).

By the end of the first 12 months after the Fund commences operations	The Fund has been approved to be included on at least two Major Broker Dealer Platforms.

By the end of the first 2 years after the Fund commences operations	The Fund has been approved to be included on at least three Major Broker Dealer Platforms.

For purposes of the above criteria, a "Major Broker Dealer Platform" shall mean (i) any one mutual fund sales platform managed by any of UBS, Morgan Stanley Smith Barney, Merrill Lynch, Wells Fargo, Credit Suisse, Barclays, LPL, Investnet, Raymond James, Ameriprise or any other similar sized individual broker dealer, or (ii) any two mutual fund sales platforms managed by any of Deutsche Bank, RBC Wealth Management, Scott and Stringfellow, Oppenheimer, Janney Montgomery, Morgan Keegan, Stern Agee, RW Baird, Stifel Nicholas, Ladenburg or any other similar sized individual broker dealers.

(c)           The Fund shall be deemed to have met its Asset Raising Benchmarks if for the then current Time Period specified the Fund has achieved the Benchmark Status applicable to such Time Period, as follows:

Time Period	Bemchmark Status to be Achieved

By the end of the first 12 months after the Fund commences operations	The Fund has total assets of at least $25 million.

By the end of the first 24 months after the Fund commences operations	The Fund has total assets of at least $50 million.

By the end of the first 36 months after the Fund commences operations	The Fund has total assets of at least $100 million.

By the end of the first 48 months after the Fund commences operations	The Fund has total assets of at least $200 million.

By the end of the first 60 months after the Fund commences operations	The Fund has total assets of at least $350 million.

By the end of the first 72 months after the Fund commences operations	The Fund has total assets of at least $500 million.

After the first 72 months of the Fund's operations	The Fund has total assets of at least $500 million, and such assets shall not drop below $500 million for periods of more than 90 consecutive days.

(e)           Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Subadviser's right, or the right of any of the Subadviser's directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business.

SECTION 8. REPRESENTATIONS OF THE TRUST

The Trust represents and warrants to the Sub-Adviser that:

(a)           The Trust's Registration Statement on Form N-1A has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for any such purpose have been instituted or are pending or are contemplated by the SEC;

(b)           The Fund's Prospectus and Statement of Additional Information complied and will comply in all material respects with the requirements of the Securities Act, the 1940 Act and the rules and regulations thereunder and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(c)           The Trust is registered as an open-end management investment company, and no order of suspension or revocation of such registration has been issued or proceedings therefor initiated or threatened by the SEC; and

(d)           There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Fund, threatened, against or affecting the Fund which would (if determined in a manner adverse to the Fund) reasonably be expected to have a material adverse effect on the Fund.

SECTION 9. REPRESENTATIONS OF THE ADVISER

The Adviser represents and warrants to the Subadviser that:

(a)           It is registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Agreement remains in effect);

(b)           It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Advisory Agreement;

(c)           It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform investment advisory services for the Fund;

(d)           There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Adviser, threatened, against or affecting the Adviser which would (if determined in a manner adverse to the Adviser) reasonably be expected to have a material adverse effect on the Adviser; and

(e)           It will promptly notify the Subadviser and the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SECTION 10.  REPRESENTATIONS OF THE SUBADVISER.

The Subadviser represents and warrants to the Adviser and the Trust that:

(a)           It is registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Agreement remains in effect);

(b)           It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c)           It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement;

(d)           There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Subadviser, threatened, against or affecting the Subadviser which would (if determined in a manner adverse to the Subadviser) reasonably be expected to have a material adverse effect on the Subadviser; and

(e)           It will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SECTION 11.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and the Subadviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Subadviser's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 12. USE OF NAME

The Subadviser hereby grants the Fund a limited, non-exclusive, revocable license to use the name or identifying words "Center Coast" in the name of the Fund.  Such license is conditioned upon the employment of the Subadviser, or a successor thereto or affiliate thereof, as the investment subadviser to the Fund, and may not be revoked by the Subadviser for so long as the Subadviser serves as investment subadviser to the Fund. The names or identifying words "Center Coast" are the property of the Subadviser and may be used from time to time in other connections and for other purposes by the Subadviser and any of its affiliates. The Subadviser may require the Fund to cease, and the Adviser to cause the Fund to cease, using "Center Coast" in the name of the Fund if the Subadviser, any successor thereto or any affiliate thereof, ceases to be employed, for any reason, as investment sub-adviser of the Fund.  The Fund or the Adviser shall furnish to Subadviser all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders or the public which uses the name or identifying words "Center Coast" or otherwise refers to the Subadviser by name (other than routine regulatory filings) prior to the use thereof. The Fund and the Adviser shall not use any such materials if the Subadviser reasonably objects to such use.  The Fund shall not, and the Adviser shall not and shall cause the Fund to not, (i) take any action that would jeopardize or impair Subadviser's and its affiliates ownership of the "Center Coast" name and mark, (ii) directly or indirectly apply for registration of such name or mark or any confusingly similar name or mark, or (iii) take or omit to take any act that would impair the validity of or tarnish or otherwise reflect negatively upon such name and mark.  In the event of termination of the license herein, the Fund shall, and the Adviser shall and shall cause the Fund to, promptly cease any and all use of the "Center Coast" name and any name, mark, or domain name confusingly similar thereto.  This paragraph with respect to the rights of Subadviser and the obligations of the Trust and the Adviser shall survive the termination of this Agreement.

SECTION 13.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust.

(b)           Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)           This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Adviser and Subadviser and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)           No affiliated person, employee, agent, director, officer, manager or partner of the Subadviser shall be liable at law or in equity for the Subadviser's obligations under this Agreement.

(j)           The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," "control" and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(k)           Each of the undersigned warrants and represents that he or she has full power and authority to sign this Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

LIBERTY STREET ADVISORS, INC.

Name:
Title:

CENTER COAST CAPITAL ADVISORS, LP

Name:
Title:

INVESTMENT MANAGERS SERIES TRUST,
on behalf of its series
CENTER COAST MLP FOCUS FUND
(with respect only to Section 8 and Section 12)

Name: Rita Dam
Title: Treasurer

Appendix A

Sub-Advisory Fees:

50% of the Net Advisory Fees received by the Adviser from the Fund.  "Net Advisory Fees" shall mean (i) the investment advisory fee due to the Adviser pursuant to the Advisory Agreement reduced by (ii) the sum of (a) any portion of such advisory fee waived by the Adviser, and any Fund expenses paid by the Adviser, to enable the Fund to meet its annual expense cap as stated in the Fund's prospectus, (b) any legal, administrative and organizational expenses of the Fund incurred by the Adviser in connection with the commencement of the Fund, (c) any networking, shareholder servicing, revenue sharing or other charges levied by any distribution platforms in connection with the Fund and paid by the Adviser, (d) any distribution service charges paid by the Adviser in connection with the Fund, (e) any charges for printing of Fund marketing materials paid by the Adviser, and (f) as agreed to in advance by the Adviser and the Subadviser, any cost of public relations services for the Fund paid by the Adviser.  The Adviser agrees to inform and obtain the Subadviser's approval before agreeing to incur expenses that were not contemplated in the budget for the Fund including but not limited to costs associated with the creation and maintenance of a website for the Fund, public relations and media services, or other extraordinary charges.

In the event the Net Advisory Fees for any quarter is negative (i.e., results in a net loss), the Subadviser shall pay the Adviser an amount equal to 50% of the Net Advisory Fees (i.e., the net loss) for such quarter.

Within fifteen day of  the end of each quarter, the Adviser shall provide to the Subadviser a detailed invoice of Net Advisory Fees, which shall set forth the investment advisory fee due to the Adviser pursuant to the Advisory Agreement and an itemized schedule of all expenses incurred by the Adviser which shall be deducted from such advisory fee pursuant to this Appendix A. The Adviser shall give the Subadviser reasonable access to its books and records to permit the Subadviser to verify such expenses.